Exhibit 1

FORM OF LOCK-UP AGREEMENT

Purple Innovation, Inc.

Lock-up Agreement

March 24, 2022

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

Re:	Proposed Public Offering of Common Stock of Purple Innovation, Inc.

Dear Sirs:

The undersigned, a stockholder, an officer and/or a director of Purple Innovation, Inc., a Delaware corporation (the “Company”), understands that BofA Securities, Inc. (the “Underwriter”), proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company providing for the public offering (the “Public Offering”) of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”). In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder, an officer and/or a director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with the Underwriter that, during the period beginning on the date hereof and ending on the date that is 60 days from the date of the Underwriting Agreement, the undersigned will not, without the prior written consent of the Underwriter, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of the Company’s Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of the Underwriter, provided that in each transfer pursuant to clauses (b) through (f) below, (1) the Underwriter receives a signed lock-up agreement for the balance of the lock-up period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended, and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers:

a.	pursuant to the Underwriting Agreement; or

b.	as a bona fide gift or gifts; or

c.

pursuant to a will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned or by operation of law, such as pursuant to a qualified domestic order or as required by a divorce settlement; or

d.

to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

e.	as a distribution to limited partners, members or stockholders of the undersigned; or

f.	to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned.

Furthermore, the undersigned may sell shares of Common Stock of the Company purchased by the undersigned on the open market following the Public Offering if and only if (i) such sales are not required to be reported in any public report or filing with the Securities and Exchange Commission or otherwise and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales.

If (i) the Underwriting Agreement does not become effective by April 1, 2022, (ii) after becoming effective, the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, or (iii) the Company notifies the Underwriter, in writing, prior to the execution of the Underwriting Agreement, that it does not intend to proceed with the Public Offering, then as of such relevant date, this lock-up agreement shall terminate and the undersigned shall be released from all obligations under this lock-up agreement.

The undersigned acknowledges and agrees that the Underwriter has not provided any recommendation or investment advice nor has the Underwriter solicited any action from the undersigned with respect to the offering of the securities and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

Very truly yours,

IF AN INDIVIDUAL:		IF AN ENTITY:

By:	/s/ Adam Gray
	(duly authorized signature)		(please print complete name of entity)
Name:	Adam Gray	By:
	(please print full name)		(duly authorized signature)
Name:
(please print full name)
Title:
(please print full title)

Address:		Address:

105 Rowayton Ave
Rowayton, CT
E-mail:	adam.gray@purple.com	E-mail:

[Signature Page to Lock-Up Agreement]